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Exhibit 5.28

[Letterhead of Tyler, Cassell, Jackson, Peace & Silver, LLP]

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

  Re:
  Exchange of $200,000,000 of 7.75% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special local South Carolina counsel for Alderwoods (South Carolina), Inc. and Graceland Cemetery Development Co., each a South Carolina corporation (collectively, the "Covered Guarantors), in connection with the exchange (the "Exchange") of all of the outstanding 7.75% Senior Notes due 2012 (up to $200,000,000 aggregate principal amount)(the "Old Notes"), for an equal principal amount of notes that are registered under the Securities Act of 1933 (the "Exchange Notes") by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantors (the "Company"), pursuant to the Purchase Agreement, dated as of August 5, 2004 (the "Purchase Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantors, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The Exchange Notes are being issued and exchanged for the Old Notes pursuant to the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Purchase Agreement. The Indenture, the Purchase Agreement, the Registration Rights Agreement and the documents evidencing the Guarantee entered into by each Covered Guarantor are herein referred to as the "Transaction Documents".

        We have represented the Covered Guarantors as special local South Carolina counsel in the limited capacity of the transaction giving rise to the Old Notes and this transaction only. In our capacity as such special local South Carolina counsel, we have only examined originals, or copies identified to our satisfaction as being true copies, of the Transaction Documents, and of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including such corporate records and documents of each of the Covered Guarantors (including the Articles of Incorporation, by-laws and resolutions) and such certificates of public officials and officers of each of the Companies as we have deemed necessary or appropriate for purposes of this opinion. Otherwise, we have not examined or reviewed any documents or instruments executed and/or delivered by any party in connection with the Purchase Agreement or the transactions contemplated thereby including, without limitation, the Exchange.

        In rendering this opinion we have assumed, without having made any independent investigation of the facts, except with respect to matters of State and federal law on which we have opined below, the following:

  i.
  the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies;

  ii.
  to the extent that the authorization of each Covered Guarantor to enter into the Transaction Documents and perform its obligations thereunder may be dependent upon such matters, other than with respect to the Covered Guarantors, that each party to the agreements and contracts referred to herein is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligations of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms;

  iii.
  no constituent document or resolution to which we have not been privy adopted and in force of either Covered Guarantor, nor any agreement or instrument to which we have not been privy binding on or otherwise affecting either Covered Guarantor, nor any unpublished enforceable order, decree, judgment or ruling binding on a Covered Guarantor, prevents, impairs or revokes any action taken or to be taken by each of the Covered Guarantors with respect to the Transaction Documents and the transactions contemplated thereby; and

  iv.
  that all material factual matters, including without limitation, representations and warranties, contained in the Transaction Documents, are true and correct as set forth therein.

        Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

  1.
  Each Covered Guarantor is a corporation validly existing and in good standing under the laws of South Carolina.

  2.
  As of the date of the Indenture, each of the Covered Guarantors had the corporate power and authority to enter into, and as of the date hereof each of the Covered Guarantors has the corporate power and authority to perform its obligations under, the Indenture.

  3.
  The execution, delivery and performance of the Indenture by each Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor and (ii) does not contravene any provision of the constituent documents of such Covered Guarantor.

  4.
  When the Registration Statement has become effective under the Securities Act of 1933 (the "Securities Act") and the Exchange Guarantees of the Covered Guarantors are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        Except to the extent expressly set forth herein and then only to the extent required in order to file the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012, we express no opinions whatsoever with respect to matters of securities laws including, without limitation, the Securities Act, the Securities Exchange Act of 1934, "blue sky" laws of the state of South Carolina, and rules and regulations promulgated under each thereof, or the applicability thereof to the transactions contemplated by the Offering Memorandum and the Purchase Agreement including, without limitation, registration requirements or exemption therefrom.

        This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter. We are attorneys licensed to practice in the state of South Carolina. The foregoing opinions apply only with respect to the laws of the state of South Carolina and the federal laws of the United States of America and we express no opinion with respect to the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. Otherwise this letter and the opinions expressed herein may not be published or distributed, nor used nor relied upon, by any person for any purpose whatsoever, without our prior written consent

Very truly yours,
TYLER, CASSELL, JACKSON, PEACE & SILVER, LLP
By:	/s/ Tyler, Cassell, Jackson, Peace & Silver, LLP

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  Exhibit 5.28